UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

February 7, 2013

Date of report (Date of earliest event reported)

IMAX Corporation

(Exact Name of Registrant as Specified in Its Charter)

Canada	1-35066	98-0140269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1

(Address of Principal Executive Offices) (Postal Code)

(905) 403-6500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 7, 2013, IMAX Corporation (the “Company”) amended and restated the terms of its existing senior secured credit facility (the “Prior Credit Facility”). The amended and restated facility (the “New Credit Facility”), with a scheduled maturity of February 7, 2018, has a maximum borrowing capacity of $200 million. The Prior Credit Facility had a maximum borrowing capacity of $110 million. Certain of the Company’s subsidiaries will serve as guarantors (the “Guarantors”) of the Company’s obligations under the New Credit Facility. The New Credit Facility is collateralized by a first priority security interest in substantially all of the present and future assets of the Company and the Guarantors.

The terms of the New Credit Facility are set forth in the Third Amended and Restated Credit Agreement (the “Credit Agreement”), dated February 7, 2013, among the Company, the Guarantors, the lenders named therein, Wells Fargo Bank, National Association (“Wells Fargo”), as agent and issuing lender and Wells Fargo Securities, LLC, as Sole Lead Arranger and Sole Bookrunner and in various collateral and security documents entered into by the Company and the Guarantors. Each of the Guarantors has also entered into a guarantee in respect of the Company’s obligations under the New Credit Facility.

The New Credit Facility permits the Company to undertake up to $150 million in stock buybacks and dividends, provided certain covenants in the Credit Agreement are maintained. In the event that the Company undertakes stock buybacks or makes dividend payments, then any amounts outstanding under the revolving portion of the New Credit Facility up to the first $75 million of any such stock buybacks and dividend payments will be converted to a term loan.

At closing, the Company borrowed $18.0 million from the New Credit Facility to repay outstanding indebtedness under the Prior Credit Facility and to pay fees and closing costs related to entry into the New Credit Facility.

The amounts outstanding under the New Credit Facility bear interest, at the Company’s option, at (i) LIBOR plus a margin of (a) 1.50%, 1.75% or 2.00% depending on the Company’s Total Leverage Ratio (as defined in the Credit Agreement) per annum, or (ii) Wells Fargo’s prime rate plus a margin of 0.50% per annum. Term loans, if any, under the New Credit Facility must be repaid under a 5-year straight line amortization, with a ballon payment due at maturity. The Company is required to hedge 50% of any term loans outstanding.

The New Credit Facility provides that the Company will be required to maintain a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of not less than 1.1:1.0. The Company will also be required to maintain minimum EBITDA (as defined in the Credit Agreement) of $70 million between closing and December 30, 2013, which requirement increases to $80 million on December 31, 2013, $90 million on December 31, 2014, and $100 million on December 31, 2015. The Company must also maintain a Maximum Total Leverage Ratio (as defined in the Credit Agreement) of 2.5:1.0 between closing and December 30, 2013, which requirement decreases to (i) 2.25:1.0 on December 31, 2013; (ii) 2.00:1:0 on December 31, 2014; and (iii) 1.75:1.0 on December 31, 2015.

The New Credit Facility contains typical affirmative and negative covenants, including covenants that limit or restrict the ability of the Company and the guarantors to: incur certain additional indebtedness; make certain loans, investments or guarantees; pay dividends; make certain asset sales; incur certain liens or other encumbrances; conduct certain transactions with affiliates and enter into certain corporate transactions.

The New Credit Facility also contains customary events of default, including upon an acquisition or change of control or upon a change in the business and assets of the Company or a Guarantor that in each case is reasonably expected to have a material adverse effect on the Company or a guarantor. If an event of default occurs and is continuing under the New Credit Facility, the Lenders may, among other things, terminate their commitments and require immediate repayment of all amounts owed by the Company.

On February 8, 2013, the Company issued a press release announcing its entry into the New Credit Facility. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, On February 8, 2013, furnished pursuant to Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation
(Registrant)

Date:	February 8, 2012	By:	/s/ ROBERT D. LISTER
		Name:	Robert D. Lister
		Title:	Chief Legal Officer and Chief Business Development Officer

		By:	/s/ JOSEPH SPARACIO
		Name:	Joseph Sparacio
		Title:	Executive Vice President and Chief Financial Officer